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                     October 13, 2022

       Meng Dong (James) Tan
       Chief Executive Officer
       8i Acquisition 2 Corp.
       Eu Tong Sen Street
       #08-13 Singapore 059817

                                                        Re: 8i Acquisition 2
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed June 15, 2022
                                                            File No. 001-40678

       Dear Meng Dong (James) Tan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Jane Tam, Esq.